Exhibit 4.1

JABIL INC.

OFFICERS’ CERTIFICATE PURSUANT TO

SECTIONS 1.2, 3.1 AND 3.3 OF THE INDENTURE

April 14, 2021

We, the undersigned, in our respective capacities as the Executive Vice President, Chief Financial Officer and the Senior Vice President, Treasurer of Jabil Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”) (and not in our individual capacities), hereby certify to U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) pursuant to and in accordance with Sections 1.2, 3.1 and 3.3 of the Indenture, dated as of January 16, 2008 (the “Indenture”), between the Company and the Trustee, as successor trustee to The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), that:

(1)

The issuance of securities under the series designated as 1.700% Senior Notes due 2026, in an aggregate principal amount of $500,000,000 (the “Notes”), has been approved and authorized in accordance with the provisions of the Indenture pursuant to resolutions duly adopted by the Board of Directors of the Company on March 15, 2021 authorizing the issuance of the Notes, which resolutions have been certified by the Corporate Secretary of the Company as being in full force and effect on the date hereof, and by this Officers’ Certificate, dated April 14, 2021, relating to the Notes.

(2)

To the best of our knowledge, no event which is, or after notice or lapse of time would become, an Event of Default (as defined in Annex I hereto) with respect to any of the Notes has occurred and is continuing.

(3)	The terms of the Notes shall be as follows:

(i)	The title of the Notes shall be “1.700% Senior Notes due 2026.”

(ii)

The Notes are to be issued in registered form. The Notes are to be issued initially in an aggregate principal amount of $500,000,000; provided, however, that the aggregate principal amount of the Notes that may be outstanding may be increased by the Company upon the terms and subject to the conditions set forth in the Indenture and the Notes. The Notes are to be issued initially in global form, as further set forth in Annex I. Beneficial owners of interests in the Notes may exchange such interests in accordance with the Indenture and the terms of the Notes, and as further set forth in Annex I.

(iii)	The Notes will mature on April 15, 2026.

(iv)	The Notes will bear interest at a rate of 1.700% per annum from April 14, 2021. The initial Interest Payment Date for the Notes will be October 15, 2021.

(v)

The Interest Payment Dates on which interest shall be payable and the Regular Record Date for the interest payable on any Interest Payment Date will be as set forth in the Specimen Note attached as Exhibit A hereto (the “Specimen Note”).

(vi)

Principal, premium, if any, and interest on the Notes are payable at the corporate trust office of the Trustee located at 225 E. Robinson Street, Suite 250, Orlando, Florida 32801, except as otherwise provided in the Specimen Note.

(vii)	The Notes are issuable in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(viii)	The Notes are subject to redemption at the option of the Company, as set forth in the Specimen Note.

(ix)	The Company may be required to offer to repurchase the Notes in whole or in part in connection with the occurrence of a Change of Control Repurchase Event, as set forth in the Specimen Note.

(x)	The Notes will not be subject to any sinking fund or analogous provision.

(xi)	The provisions in the Indenture relating to defeasance and covenant defeasance shall apply to the Notes.

(xii)	The “Depository” with respect to the Notes will initially be The Depository Trust Company.

(xiii)	Interest on the Notes will be computed and paid on the basis of a 360-day year of twelve 30-day months.

(xiv)	References herein to principal, premium, if any, and interest payable on the Notes shall include any Successor Additional Amount payable pursuant to Section 8.1(b) of the Indenture.

(xv)	The Notes are not convertible into shares of Common Stock of the Company or exchangeable for other securities.

Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Indenture or the Specimen Note, as applicable. The foregoing terms of the Notes are qualified by the complete text of the Specimen Note and Annex I, which are attached hereto and incorporated herein by reference. Except as otherwise set forth herein and in the Notes, the terms of the Notes shall be as set forth in the Indenture, including those made part of the Indenture by reference to the Trust Indenture Act.

Each of the undersigned has read all of the conditions relating to the execution, authentication and delivery of the Notes contained in the Indenture and the definitions therein relating thereto, has read the certified copy of the Board of Directors’ resolutions referred to herein and has examined the Specimen Note attached hereto. In the opinion of each of the undersigned, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not all such conditions precedent have been complied with and, in the opinion of each of the undersigned, all such conditions precedent have been complied with.

2

Insofar as this certificate relates to legal matters, it is based, as provided for in Section 1.3 of the Indenture, upon the Opinion of Counsel delivered to the Trustee contemporaneously herewith pursuant to Section 3.3 of the Indenture and relating to the Notes.

3

IN WITNESS WHEREOF, the undersigned have executed this Officers’ Certificate as of the date first set forth above.

JABIL INC.

By:	/s/ Michael Dastoor
	Name:	Michael Dastoor
	Title:	Executive Vice President, Chief Financial Officer

By:	/s/ Sergio A. Cadavid
	Name:	Sergio A. Cadavid
	Title:	Senior Vice President, Treasurer

[Signature Page to Officers’ Certificate Pursuant to the Indenture]

Exhibit A

[Specimen Note]

THIS SECURITY IS A GLOBAL SECURITY. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED	PRINCIPAL AMOUNT
No:	$[•]

CUSIP:

ISIN:

Jabil Inc.

1.700% SENIOR NOTES DUE 2026

JABIL INC., a Delaware corporation (the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [•] ($[•]) on April 15, 2026 (“Stated Maturity”) and to pay interest thereon from [•], 20[•] or from the most recent date in respect of which interest has been paid or duly provided for, on April 15 and October 15 of each year (each such date, an “Interest Payment Date”), commencing [•], 20[•], and at Stated Maturity or upon such other date on which the principal of this Note becomes due and payable, whether by declaration of acceleration, notice of redemption or otherwise, and including any Redemption Date or Change of Control Purchase Date (each such date, “Maturity”), at the rate of 1.700% per annum (which interest rate may be adjusted as set forth on the reverse hereof), until the principal hereof and premium, if any, hereon is paid or duly made available for payment and on any overdue principal or premium, if any, and (to the extent that payout of such interest is lawful) on any overdue installment of interest at the same rate per annum during the period in which such principal or premium, if any, or interest remains unpaid. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture referred to below, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered as of the close of business on April 1 or October 1, as the case may be (whether or not a Business Day), immediately preceding such Interest Payment Date (each such date, a “Regular Record Date”). Any such interest that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder of this Note on such Regular Record Date by virtue of having been such Holder, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Company, notice whereof shall be given to the Holder of this Note not less than 10 days prior to such Special Record Date, or may be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of, and premium, if any, and interest on, this Note will be made at the office or agency maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company (i) by check mailed to the Person in whose name this Note is registered at the close of business on the related record date at such Person’s registered address or (ii) upon request of any holder of at least $1,000,000 principal amount of Notes, wire transfer to an account located in the United States maintained by the payee; provided further, that, notwithstanding anything else contained herein, if this Note is a Global Security and is held in book-entry form through the facilities of the Depository, payments on this Note will be made to the Depository or its nominee in accordance with the arrangements then in effect between the Trustee and the Depository.

Reference is hereby made to the further provisions of this Note set forth on the succeeding pages hereof, which further provisions shall for all purposes have the same effect as if set forth herein.

IN WITNESS WHEREOF, JABIL INC. has caused this instrument to be duly executed.

JABIL INC.

By:
Name: Michael Dastoor
Title: Executive Vice President, Chief Financial Officer

Attest:

By:
Name: Susan Wagner-Fleming
Title: Vice President, Deputy General Counsel & Corporate Secretary

Date:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein, referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Date:

Jabil Inc.

1.700% SENIOR NOTES DUE 2026

This Note is one of a duly authorized issue of Securities of the Company issued under an Indenture, dated as of January 16, 2008 (the “Indenture”), between the Company and U.S. Bank National Association, as successor trustee to The Bank of New York Mellon Trust Company, N.A. (the “Trustee,” which term includes any further successor trustee under the Indenture), designated as the 1.700% Senior Notes due 2026 (the “Notes”), limited to $[•] aggregate principal amount, subject to the provisions of the Indenture. Reference is made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. All terms used in this Note set forth below which are not defined herein and which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Indenture provides for the defeasance of the Notes and certain covenants in certain circumstances.

This Note is unsecured as to payment of principal and premium, if any, and interest, and ranks pari passu with all other unsecured senior indebtedness of the Company.

Interest payments on this Note will include interest accrued to but excluding the applicable Interest Payment Date or Maturity hereof, as the case may be. Interest payments for this Note shall be computed and paid on the basis of a 360-day year of twelve 30-day months.

In the case where the applicable Interest Payment Date or Maturity with respect hereto, as the case may be, does not fall on a Business Day, payment of principal, premium, if any, or interest otherwise payable on such day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or at Maturity and, unless the Company defaults on such payment, no interest shall accrue with respect to such payment for the period from and after the Interest Payment Date or such Maturity, as the case may be, to the date of payment on such next succeeding Business Day. “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York.

The Notes will not be subject to any sinking fund and, except as provided in the Indenture or herein, will not be redeemable or repayable prior to their Stated Maturity.

Prior to March 15, 2026 (the “Par Call Date”), the Company will be entitled, at its option, to redeem all or a portion of the Notes at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium for such Notes, and accrued and unpaid interest, if any, to, but excluding, the Redemption Date. In addition, on or after the Par Call Date, the Company may redeem all or a portion of the Notes at a Redemption Price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date. Calculation of the Redemption Price will be made by the Company or on its behalf by such Person as the Company shall designate; provided, that such calculation and the correctness thereof shall not be a duty, responsibility or obligation of the Trustee.

If the optional Redemption Date is on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest in respect of Notes subject to redemption will be paid on the Redemption Date to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption.

The following definitions shall apply to this Note:

“Applicable Premium” means with respect to a Note at any Redemption Date, the excess of (1) the present value at such redemption date of the Remaining Scheduled Payments on such Note (but excluding accrued and unpaid interest, if any, to, but excluding, the Redemption Date), computed using a discount rate equal to the Adjusted Treasury Rate, over (2) the principal amount of such Note on such Redemption Date.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, (1) the arithmetic average of the yields in each statistical release for the immediately preceding week designated “H.15” or any successor publication which is published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under “U.S. government securities — Treasury constant maturities — nominal,” for the maturity corresponding to the Comparable Treasury Issue (or if no maturity is within three months before or after the remaining term of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding such Redemption Date, plus 15 basis points.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the Redemption Date to the Par Call Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt Securities of a maturity most nearly equal to the Par Call Date.

“Comparable Treasury Price” means, with respect to any Redemption Date, if clause (2) of the Adjusted Treasury Rate definition is applicable, the arithmetic average of two Reference Treasury Dealer Quotations for such Redemption Date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Company.

“Reference Treasury Dealer” means each of BNP Paribas Securities Corp. and its successors and assigns, J.P. Morgan Securities LLC and its successors and assigns, one Primary Treasury Dealer (as defined herein) selected by MUFG Securities Americas Inc. and its successors and assigns and one Primary Treasury Dealer selected by SMBC Nikko Securities America, Inc. and its successors and assigns; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer in its discretion.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any Redemption Date, the arithmetic average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding the Redemption Date.

“Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on the Notes that would be due after the Redemption Date but for such redemption if the Notes matured on the Par Call Date. If the Redemption Date is not an Interest Payment Date, the amount of the next succeeding scheduled interest payment on the Notes will be reduced by the amount of interest accrued thereon to the Redemption Date.

Notice of any redemption will be given at least 10 days but not more than 60 days before the Redemption Date to each holder of the Notes to be redeemed. If less than all of the Notes are to be redeemed, the Notes or portions thereof shall be selected in authorized denominations in accordance with the policies and procedures of DTC.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Notes, or portions thereof, called for redemption.

The payment of principal of, or premium, if any, or interest on, or in respect of, this Note shall be deemed to include the payment of Successor Additional Amounts provided for in the Indenture or herein to the extent that, in such context, Successor Additional Amounts are, were or would be payable in respect thereof pursuant to the Indenture or this Note.

Subject to the terms and conditions of the Indenture, if, on or prior to Maturity, a Change of Control Repurchase Event occurs, unless the Company shall have redeemed the Notes prior to such occurrence, the Company shall, at the option of the Holders thereof, purchase all or any part (in excess of $2,000 and in integral multiples of $1,000 in excess thereof) of such Holder’s Notes for which a Change of Control Purchase Notice shall have been delivered as provided in the Indenture and not withdrawn by a date which shall be no earlier than 10 days and no later than 60 days from the date that a Repurchase Offer Notice is delivered with respect to the occurrence of such Change of Control, at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the Change of Control Purchase Date.

Any Holder delivering a Change of Control Purchase Notice shall have the right to withdraw such Change of Control Purchase Notice at any time prior to or on the Change of Control Purchase Date by delivery of a written notice of withdrawal in accordance with the provisions of the Indenture.

If any Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

As set forth in, and subject to the provisions of, the Indenture, no Holder of any Note shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes, (ii) the Holders of not less than 25% in principal amount of the Outstanding Notes shall have made written request to the Trustee to institute such proceedings in respect of such Event of Default in its own name as Trustee thereunder, (iii) such Holder or Holders have offered to the Trustee such indemnity as is reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request, (iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Notes; provided, however, that such limitations do not apply to a proceeding instituted by the Holder hereof for the enforcement of payment of the principal of, any premium and (subject to certain provisions of the Indenture) interest on, and, if applicable, the Change of Control Purchase Price or any Additional Amounts with respect to, this Note on the respective Stated Maturity or Maturities expressed herein, or, in the case of redemption, on the Redemption Date or, in the case of repayment at the option of the Holder, on the date such repayment is due, or, in the case of a Change of Control or as to any Change of Control Purchase Notice given timely, on the Change of Control Purchase Date.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes at any time by the Company and the Trustee by entering into an indenture or indentures supplemental thereto with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes. The Indenture also permits the Holders of not less than a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all of the Notes, to prospectively waive compliance by the Company with certain restrictive provisions of the Indenture and to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of any Note issued upon the registration of transfer hereof or in exchange for or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and any interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

The Notes are issuable only in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of this series and of like tenor of any authorized denomination, as requested by the Holder surrendering the same. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and any interest on this Note are payable or at such other offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to, the Company and the Security Registrar or any transfer agent duly executed by the registered owner hereof or his/her attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount and Stated Maturity will be issued to the designated transferee or transferees.

Subject to the terms of the Indenture, prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No service charge shall be made for any registration of transfer or exchange of this Note, but, subject to certain limitations set forth in the Indenture, the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said State.

This Note shall not be valid or become obligatory for any purpose until the Trustee’s Certificate of Authentication hereon shall have been executed by the Trustee.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

Please insert Social Security or other identifying number of assignee

(please print or type name and address of assignee)

the within Note and all rights thereunder and does hereby irrevocably constitute and appoint the aforesaid assignee attorney to transfer the within Note on the books kept for registration thereof, with full power of substitution in the premises.

Dated:

In the presence of:

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatever. When assignment is made by a guardian, trustee, executor or administrator, an officer of a corporation, or anyone in a representative capacity, proof of his or her authority to act must accompany the Note. The signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) the Securities Transfer Agents Medallion Program (STAMP); (ii) the New York Stock Exchange Inc. Medallion Signature Program (MSP); (iii) the Stock Exchanges Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of increase in Principal Amount of this Global Note	Amount of decrease in Principal Amount of this Global Note	Principal Amount of this Global Note following each decrease or increase	Signature of authorized signatory of Trustee

Annex I

(1)	Issuance of Notes.

(i)

The Notes shall be in substantially the form set forth in Exhibit A hereto, with appropriate inclusions and exclusions set forth therein depending on whether such Note is a Global Note (as defined below) or a certificated Note issued in exchange therefor pursuant to Section 3.5 of the Indenture (a “Certificated Note”) and shall be issued in the form hereinafter provided. Global Notes shall include the legend thereon as indicated on Exhibit A (the “Global Note Legend”), and the “Schedule of Increases and Decreases in Global Note” attached thereto. Certificated Notes shall be issued without the Global Note Legend thereon and without the “Schedule of Increases and Decreases in Global Note” attached thereto. Each Global Note shall represent the aggregate principal amount of the outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee, in accordance with instructions given by the Holder thereof as required hereby. The terms and provisions contained in the Notes shall constitute and are hereby expressly made a part of the Indenture, and the Company and the Trustee by their execution and delivery of the Indenture expressly agree to such terms and provisions and to be bound thereby.

(ii)

The aggregate principal amount of Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository or its nominee, as hereinafter provided. The Depository shall be The Depository Trust Company unless the Company appoints a successor depository by delivery of a Company Order to the Trustee specifying such successor depository.

(2)	Transfer and Exchange.

(i)

Sale or Transfer of Notes to the Company or its Subsidiaries. Nothing in this Officers’ Certificate or the Notes shall prohibit the sale or other transfer of any Notes (including beneficial interests in the Global Notes) to the Company or any of its Subsidiaries, which Notes shall thereupon be canceled in accordance with Section 3.9 of the Indenture.

(ii)

Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Certificated Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 3.9 of the Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Certificated Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or by the Depository at the direction of the Trustee, to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note, by the Trustee or by the Depository at the direction of the Trustee, to reflect such increase.

(3)	Events of Default.

In lieu of Section 5.1 of the Indenture, the following provisions shall constitute an “Event of Default” with respect to the Notes under the Indenture:

(i)

default in the payment of any interest on the Notes, or any Additional Amounts payable with respect thereto, when such interest becomes, or such Additional Amounts become, due and payable, and continuance of such default for a period of 30 days;

(ii)	default in payment of principal or any premium with respect to the Notes, or any Additional Amounts payable with respect thereto, when due upon Maturity, redemption or otherwise;

(iii)

default in the performance, or breach, of any covenant, warranty or agreement of the Company in the Indenture or the Notes (other than a covenant or warranty included in the Indenture solely for the benefit of one or more series of debt securities other than the Notes), and the continuance of such default or breach for a period of 90 days after delivery of written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture;

(iv)

there occurs with respect to any issue or issues of Indebtedness (including any guarantee and any other series of debt securities) of the Company or any Restricted Subsidiary having an outstanding principal amount of $75,000,000 or more in the aggregate for all such issues of all such Persons, whether such Indebtedness exists on the date hereof or shall hereafter be created, (a) an Event of Default that has caused the Holder thereof to declare such Indebtedness to be due and payable prior to its stated maturity and such Indebtedness shall not have been discharged in full or such acceleration shall not have been rescinded or annulled within 30 days of such acceleration and/or (b) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(v)

the Company or any of its Restricted Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge uninsured judgments or court orders for the payment of money in excess of $75,000,000 in the aggregate, which are not stayed on appeal or are not otherwise being appropriately contested in good faith;

(vi)	the entry by a court having competent jurisdiction of:

(a)

a decree or order for relief in respect of the Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(b)

a decree or order adjudging the Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) to be insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(c)

a final and non-appealable order appointing a custodian, receiver, liquidator, assignee, trustee or other similar official of the Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or of any substantial part of the property of the Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), as the case may be, or ordering the winding up or liquidation of the affairs of the Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary); or

(vii)

the commencement by the Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) of a voluntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of a voluntary proceeding seeking to be adjudicated insolvent or the consent by the Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) to the entry of a decree or order for relief in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any insolvency proceedings against it, or the filing by the Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) of a petition or answer or consent seeking reorganization, arrangement, adjustment or composition of the Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or relief under any applicable law, or the consent by the Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of the Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or any substantial part of the property of the Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or the making by the Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) of an assignment for the benefit of creditors, or the taking of corporate action by the Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) in furtherance of any such action.

All references to Sections 5.1(1), 5.1(2), 5.1(4), 5.1(5), 5.1(6), 5.1(7) and 5.1(8) of the Indenture, respectively, shall be replaced by Sections 3(i), 3(ii), 3(iii), 3(iv), 3(v), 3(vi) and 3(vii) of this Annex I, respectively. References to Sections 5.1(3) and 5.1(9) of the Indenture shall be disregarded.

(4)	Corporate Existence Covenant.

All references to Section 10.9 of the Indenture shall be replaced by the following with respect to the Notes:

“Subject to Article Eight, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the existence of each of its Significant Subsidiaries (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) and the rights (charter and statutory) and franchises of the Company and each of its Significant Subsidiaries (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary); provided, however, that the foregoing shall not obligate the Company to preserve the existence of any of its Significant Subsidiaries (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or any such right or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that a loss thereof is not disadvantageous in any material respect to any Holder.”

All references to Section 10.9 of the Indenture shall be replaced by Section 4 of this Annex I.

(5)	Purchase of Notes Upon Change of Control Repurchase Event.

If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Notes prior to such occurrence, the Company will be required to make an offer to each Holder of the Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will deliver a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is delivered. The notice shall, if delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Indenture by virtue of compliance with such securities laws or regulations.

On the repurchase date following a Change of Control Repurchase Event, the Company will, to the extent lawful:

(1)	accept for payment all the Notes or portions of the Notes properly tendered pursuant to its offer;

(2)

deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all the Notes or portions of the Notes properly tendered (no interest or dividends will be paid on any such deposit); and

(3)	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Company.

The Paying Agent will deliver to each Holder of Notes properly tendered the Change of Control Purchase Price for the Notes, and the Company shall execute, and the Trustee will authenticate and deliver (or cause to be transferred by book-entry) to each Holder, if necessary, a new note equal in principal amount to any unpurchased portion of any Notes surrendered.

The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(6)	Definitions.

The following definitions shall apply with respect to the Notes under the Indenture:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) other than the Company or one of its Subsidiaries; (2) the adoption of a plan relating to the Company’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than the Company or its Subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or (4) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Voting Stock of the Company outstanding immediately prior to such transaction directly or indirectly constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction. This “Change of Control” definition includes a disposition of all or substantially all of the property and assets of the Company and its Subsidiaries taken as a whole to any Person.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Credit Facilities” means, collectively, (i) the Credit Agreement, dated as of April 24, 2020, among the Company, the initial lenders named therein, Mizuho Bank, Ltd., as administrative agent, BNP Paribas and Sumitomo Mitsui Banking Corporation, as co-syndication agents, Credit Agricole Corporate and Investment Bank, MUFG Union Bank, N.A. and U.S. Bank National Association, as documentation agents, and Mizuho Bank, Ltd., BNP Paribas Securities Corp. and Sumitomo Mitsui Banking Corporation as joint lead arrangers and joint bookrunners, and any amendment, extension, renewal, increase, decrease, substitution or replacement of such agreement, (ii) the Credit Agreement, dated as of January 22, 2020 among the Company, the initial lenders named therein; Citibank, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as co-syndication agents, BNP Paribas, Mizuho Bank, Ltd., MUFG Bank, Ltd. and Sumitomo Mitsui Banking Corporation, as documentation agents, and Citibank, N.A., JPMorgan Chase Bank, N.A., BofA Securities, Inc., BNP Paribas Securities Corp., Mizuho Bank, Ltd., MUFG Bank, Ltd. and Sumitomo Mitsui Banking Corporation, as joint lead arrangers and joint bookrunners, and any amendment, extension, renewal, increase, decrease, substitution or replacement of such agreement and (iii) any other credit facility or facilities entered into by the Company after any such agreement or any such amendment, extension, renewal, increase, decrease, substitution or replacement have been cancelled or otherwise terminated.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors of the Company) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Rating Category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another rating agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within rating categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another rating agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 90 days prior to the earlier of (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Ratings Event” means the occurrence of the events described in (a) or (b) below on, or within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) in the event the Notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the Notes shall be reduced so that the Notes are rated below Investment Grade by both Rating Agencies, or (b) in the event the Notes (1) are rated Investment Grade by one Rating Agency and below Investment Grade by the other Rating Agency on the Rating Date, the rating of the Notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories) so that the Notes are then rated below Investment Grade by both Rating Agencies or (2) are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the Notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between rating categories).

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act as in effect on the issue date of the Notes.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.